                         STOCK PURCHASE AGREEMENT


      THIS AGREEMENT (the "Agreement") is made as of this 16th day of May,

1996, by and among Roper Industries, Inc., a Delaware corporation ("Buyer"),

those persons and entities listed on Schedule 1 hereto (collectively, the

"Sellers") and Heller Financial, Inc., a Delaware corporation ("Heller").



                                WITNESSETH:

      WHEREAS, the Sellers and the Non-Selling Shareholders (as defined herein) own all of the issued and outstanding capital stock of Gatan

International, Inc., a Pennsylvania corporation ("Gatan International"); and

      WHEREAS, Gatan, Inc., a Pennsylvania corporation ("Gatan") and

Molecular Imaging Corp., an Arizona corporation ("MIC") are wholly-owned subsidiaries of Gatan International (Gatan and MIC are hereinafter collectively referred to as the "Operating Subsidiaries"); and

      WHEREAS, Gatan GmbH, a German corporation ("GmbH"), Gatan Service

Corporation, a Pennsylvania corporation ("GSC") and Gatan Limited, a United

Kingdom corporation ("Limited") are wholly-owned subsidiaries of Gatan (GmbH,

GSC and Limited are hereinafter collectively referred to as the "Second Tier

Subsidiaries"); and

      WHEREAS, Gatan International, the Operating Subsidiaries and the

Second Tier Subsidiaries are hereinafter each referred to as a "Company" and collectively as the "Companies"; and

      WHEREAS, Sellers desire to sell and Buyer desires to purchase all of the issued and outstanding stock of Gatan International upon the terms and conditions as set forth herein; and

      WHEREAS, Heller has provided financing to the Companies and holds certain capital appreciation rights which shall be redeemed upon closing of the transactions contemplated hereby.

      NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:



      1.    ACQUISITION
            -----------

      Subject to the terms and conditions of this Agreement, at the Closing on the Closing Date, as defined in Article 2 hereof, Sellers covenant and agree to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept, the GI Shares, as that term is defined in Section 3.3 hereof, for the consideration set forth in Article 2 hereof.



      2.    CLOSING, CLOSING DATE, CONSIDERATION
            ------------------------------------

      2.1   The Closing and Closing Date.
            ----------------------------

            The closing of the transactions contemplated hereby (the "Closing")

shall take place at 191 Peachtree Street, N.E., 16th Floor, Atlanta, Georgia,

at 10:00 a.m. local time on May 31, 1996, or on such other date and at such other place as the parties may agree.  The date of the Closing is hereinafter referred to as the "Closing Date."

      2.2   Consideration.
            -------------

            (a)   At the Closing on the Closing Date, in exchange for the Total

Consideration (as defined below) and simultaneously with the payment thereof,

Sellers and Heller shall, and as appropriate shall cause Gatan International to, take the following actions, using to the extent necessary, portions of the

Total Consideration:

            (i)   Gatan International shall pay in full all of its existing

      long-term debt (including the short-term portion) of any kind or nature,

      including principal, interest, fees, charges, or other amounts due and owing thereunder and receive therefor evidence reasonably satisfactory to

      Buyer of the termination of any loan agreement and the release of any lien, security interest, mortgage, pledge, assignment or similar encumbrance in connection therewith and specifically including any and all amounts owed to Heller pursuant to that certain Credit Agreement between Heller and Gatan International dated July 31, 1992, as amended

      ("Company Debt");

            (ii)  Gatan International shall redeem the capital appreciation rights of Gatan International currently held by Heller pursuant to that certain Capital Appreciation Rights Agreement dated July 31, 1992

      ("CARs") in full and final satisfaction of all amounts due or to become due with respect to the CARs;

            (iii) Gatan International shall pay to those option holders named on Schedule 2.2(a)(iii) hereto (the "Option Holders") an amount to be
         --------------------

      determined as of the Closing in exchange for the termination of his or her option to purchase shares of Gatan International;

            (iv)  Gatan International shall redeem from all shareholders of

      Gatan International who are not Sellers, which shareholders are set forth on Schedule 2.2(a)(iv) hereto (the "Non-Selling Shareholders"), all
         -------------------

      of the Shares of Gatan International held by such Non-Selling

      Shareholders for the redemption price to be established as of the Closing

      Date;

            (v)   the Companies shall have a minimum positive Working Capital of $8,200,000 ("Working Capital" shall mean the excess of cash, accounts receivable, inventories and prepaid expenses over accounts payable and accrued current liabilities of the Companies as of the Closing Date (but excluding (A) any Transaction Expenses, as defined herein, paid by

      Sellers or Buyer pursuant to Article 9 hereof, (B) other expenses related to the transactions contemplated herein which Sellers have paid or will pay, (C) amounts payable to William E. Offenberg under the terms of his employment agreement with Gatan International due to the change of control of Gatan International, (D) any tax benefit or deduction from income that may result from the exercise of stock options and the acceleration of stock bonuses, and (E) any purchase accounting adjustments to the accounting books and records for financial accounting purposes which may be recorded by the Companies as a result of the transactions contemplated by this Agreement), determined on a consolidated basis, in accordance with GAAP (and net of any reserves required by GAAP) and in a manner consistent with the Financial

      Statements described in Section 3.8 below; and shall be estimated and finally determined as set forth in Section 2.3 below);

            (vi)  cause the sum of $5,000,000 (the "Escrow Funds") to be placed in escrow to cover any indemnification claims made by Buyer based on any breach of the Operational Warranties (as defined herein) pursuant to an

      Escrow Agreement between the Sellers, Buyer and an independent third-party escrow agent (the "Escrow Agent") substantially in the form of Exhibit A hereto (the "Escrow Agreement"); and
         ---------

            (vii) deliver to Buyer good and sufficient certificates for the GI

      Shares, accompanied by stock powers duly executed in blank, free and clear of any claim, suit, proceeding, call, commitment, voting trust,

      proxy, restriction, limitation, security interest, pledge, lien or encumbrance of any kind or nature whatsoever.

            (b)   At the Closing and on the Closing Date, Buyer shall, in

consideration of the foregoing, pay the sum of Fifty Million Dollars

($50,000,000), subject to adjustment as described in Section 2.3 below (the

"Total Consideration"), as follows:

            (i)   Buyer shall pay to Gatan International that amount necessary for Gatan International to pay in full the Company Debt;

            (ii)  Buyer shall pay to Gatan International that amount necessary for Gatan International to redeem the CARs;

            (iii) Buyer shall pay to Gatan International that amount

      established pursuant to Section 2.2(a)(iii) in order for Gatan

      International to purchase from the Option Holders all outstanding options to purchase shares of Gatan International;

            (iv)  Buyer shall pay to Gatan International that amount

      established pursuant to Section 2.2(a)(iv) in order for Gatan

      International to redeem from the Non-Selling

      Shareholders all of the Shares of Gatan International held by such

      Non-Selling Shareholders;

            (v)   Buyer shall contribute to the capital of Gatan International that amount necessary to allow Gatan International to pay to Peter R.

      Swann and G. Rex Swann (the "Swanns") all pay-off amounts due to the

      Swanns by Gatan International under each of the Swanns' Non-Competition and Non-Disclosure Agreements with the Company.

            (vi)  Buyer shall contribute to the capital of Gatan International that amount necessary to cause the Working Capital to aggregate the minimum balance described in Section 2.2(a)(v) above;

            (vii) Buyer shall pay to the Escrow Agent, on behalf of the

      Sellers, the Escrow Funds, to be held in escrow pursuant to the terms of the Escrow Agreement; and

        (viii)Buyer shall pay the balance of Total Consideration to the

      Sellers by wire transfers of immediately available funds, to such bank accounts located in the United States, as Sellers shall notify Buyer in writing, to be allocated among each of the Sellers in accordance with their respective ownership of GI Shares at Closing, which Sellers shall certify as of the Closing.

      2.3   Estimated and Final Purchase Price Adjustment.
            ---------------------------------------------

            (a)   No later than ten (10) days prior to the Closing Date,

Sellers shall deliver to Buyer (i) the regularly prepared monthly Financial

Statements of the Companies for the calendar period ending not more than forty-five (45) days prior to the Closing Date, together with a separate statement calculating Working Capital as of the date of such Financial

Statements.  Buyer shall have five (5) days from the receipt to review such statement and
calculations and following such review, the amount of Working Capital set forth therein shall be "Working Capital" for purposes of the payment to be made at the Closing Date, but shall be subject to subsequent adjustment pursuant to paragraphs (b), (c) and (d) below.

            (b)   Within sixty (60) days following the Closing Date, Buyer

shall prepare and deliver to Sellers' Representative (as defined herein) (i) an unaudited consolidated balance sheet of the Companies as of the Closing Date,

(ii) a schedule setting forth the determination of Working Capital as of the

Closing Date, which shall be determined in accordance with the determination of estimated Working Capital under paragraph (a) above, and (iii) a schedule calculating any adjustment to the Total Consideration to be paid in accordance with paragraph (d) below.

            (c)   Sellers' Representative shall, within thirty (30) days

following receipt of the balance sheet and schedules, accept or reject the

Working Capital adjustment and determination of Total Consideration reflected therein.  If Sellers' Representative accepts the calculation, payment shall be made as provided in Section 2.3(d) hereof.  If Sellers' Representative disagrees with such calculation, it shall give written notice of such disagreement and any reason therefor within such thirty (30) day period.

Should Sellers' Representative fail to notify Buyer of a disagreement within such thirty (30) day period, Sellers' Representative shall be deemed to agree with Buyer's calculation.  Any disagreement with respect to the Working Capital adjustment and the determination of Total Consideration reflected therein shall be referred to one of the "Big 6" nationally recognized accounting firms that has not been affiliated with the Sellers, Buyer or Gatan International and that is mutually acceptable to Sellers' Representative and Buyer ("Arbitrator") and

in the event that the parties cannot agree, the Arbitrator shall be Arthur Andersen & Co. The Arbitrator shall act as an arbitrator and shall issue its report as to the Working Capital adjustment and the determination of Total Consideration reflected therein within sixty (60)

days after such dispute is referred to the Arbitrator.  Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne by Sellers and Buyer in such proportion as the Arbitrator shall determine based on the relative merit of the position of the parties.  This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

            (d)   If the Working Capital as of the Closing Date shall exceed the sum of $8,700,000, Buyer shall pay to Sellers and Heller the amount of the excess, adjusted for any amounts previously paid or withheld in the determination of the estimated Working Capital adjustment pursuant to paragraph

(a) above, in accordance with the Allocation Schedule set forth as Schedule
                                                                   ---------

2.3(d) hereof.  If the Working Capital as of the Closing Date shall be less
- ------

than the sum of $8,200,000, Sellers and Heller, severally but not jointly,

shall pay to Buyer the amount of such shortfall, in accordance with the

Allocation Schedule set forth as Schedule 2.3(d) hereof, adjusted for any
                                 ---------------

amounts previously paid or withheld in the determination of the estimated

Working Capital adjustment pursuant to paragraph (a) above.  Final amounts due hereunder shall be paid no later than five (5) business days following Sellers'

Representative's agreement with Buyer's calculation of the Working Capital adjustment pursuant to paragraph (c) above or in the event of a disagreement,

following the resolution of such disagreement by written agreement of

Sellers' Representative and Buyer or the determination of the Arbitrator pursuant to Section 2.3(c) above.  If Sellers or Heller shall fail to pay the amount when due, then, without limiting Buyer's remedies, Buyer shall be entitled to be reimbursed such amount from the Escrow Funds.



      3.    REPRESENTATIONS AND WARRANTIES OF SELLERS
            -----------------------------------------

      3A.   Transactional Representations.
            -----------------------------

            With respect to the representations and warranties contained in

Sections 3.1 through 3.7 below (the  "Transactional Representations") and subject to the provisions of Article 15 hereof, each Seller represents and warrants to Buyer severally and not jointly, as follows:

      3.1   Organization, Qualification and Status.
            --------------------------------------

            Each of the Companies is a corporation duly incorporated and organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Each of the Companies has full corporate power and authority to own, lease and use its properties and to carry on its business as presently conducted.  Each of the Companies is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth on Schedule 3.1 hereto, which constitute the
                           ------------

jurisdictions in which the character of the Companies' properties or the nature of their business requires such qualification and authorization, except for those jurisdictions where failure to be so qualified would not have a material adverse effect on the business of any of the Companies.

      3.2   Corporate Instruments and Records.
            ---------------------------------

            The copies of each Company's Certificate of Incorporation or other organizational charter or documents and By-laws (collectively, "Organizational

Documents"), heretofore furnished by Sellers to Buyer, are true, correct and complete and each includes all amendments to the date hereof.  The Companies'

minute books, as made available to Buyer, contain a materially true, complete and correct record of all corporate action taken on or prior to the date hereof at the meetings of the Companies' shareholders and directors and committees thereof.  The stock certificate books and ledgers of the Companies, as made available to Buyer, are true, correct and complete and accurately reflect, at the date hereof, the ownership of the outstanding capital stock of the

Companies.

      3.3   Capitalization.
            --------------

            The authorized capital stock of Gatan International consists of

19,900,000 shares of Class A Common Stock, $.0001 par value per share, of which

9,690,626 shares will be issued and outstanding on the Closing Date and 100,000 shares of Class B Common Stock, $.0001 par value per share, all of which are issued and outstanding on the date hereof (all such issued and outstanding

Class A Common Stock and Class B Common Stock of Gatan International

hereinafter referred to collectively as the "GI Shares").  The GI Shares are validly issued, fully paid and non-assessable.  The authorized, issued and outstanding capital stock of each of the Operating Subsidiaries and the Second

Tier Subsidiaries is as set forth on Schedule 3.3 and the shares indicated
                                     ------------

as outstanding on such schedule are validly issued, fully paid and non-assessable.  Except as set forth on Schedule 3.3, there are no
                                        ------------

authorized or outstanding options, warrants, convertible securities,

subscription rights, puts, calls, unsatisfied preemptive rights or other rights of any nature to purchase or otherwise receive, or to require any of the

Companies to purchase, redeem or acquire, any shares of the capital stock or other securities of any of the Companies and there is no outstanding security of any kind convertible into such capital stock.

      3.4   Ownership of Shares.
            -------------------

            The GI Shares represent all of the shares of outstanding capital stock of Gatan International.  Such Seller owns and holds, beneficially and of record, the entire right, title and interest in and to the GI Shares in the amount set forth on Schedule 3.4; Gatan International owns and holds,
                    ------------

beneficially and of record, the entire right, title and interest in and to all of the capital stock of the Operating Subsidiaries; and Gatan owns and holds,

beneficially and of record, the entire right, title and interest in and to all of the capital stock of the Second Tier Subsidiaries, in each case free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy,

restriction, limitation, security interest, pledge, lien or encumbrance of any kind or nature whatsoever.

      3.5   No Subsidiary.
            -------------

            Other than the Operating Subsidiaries, the Second Tier Subsidiaries

and as set forth on Schedule 3.5, the Companies do not have any subsidiary
                    ------------

or any ownership interest in any other entity.  The Companies are not party to any joint venture, partnership or similar arrangement and do not have the right to acquire any securities of, or ownership interests in, any other person or entity.  The subsidiary set forth on Schedule 3.5 currently has no assets
                                     ------------

or liabilities and conducts no business.

      3.6   Authorization; Valid and Binding Obligation.
            -------------------------------------------

            Such Seller has the right, power and authority to execute and deliver this Agreement and the agreements entered into pursuant to the terms hereof and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This

Agreement has been duly executed and delivered by such Seller and the agreements entered into pursuant to the terms hereof constitute the valid and legally binding obligation of such Seller enforceable against it in accordance with their terms.

      3.7   No Violation.
            ------------

            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will, (i) conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents of any such

Seller or Company, nor (ii) violate, conflict with or result in a breach of or default under any other terms, conditions or provisions of any agreement,

understanding, arrangement, indenture, contract, lease, sublease, loan agreement, note, restriction, obligation or liability to which such Seller or any Company is a party or by which they are bound or to which they or their assets are subject (individually, an "Instrument" and collectively, the

"Instruments"), nor (iii) accelerate or give to others any interests or rights,

including rights of acceleration, termination, modification or cancellation,

under any Instrument or in or with respect to the business or assets of any

Company, nor (iv) result in the creation of any lien, claim, charge or encumbrance on the assets, capital stock or properties of such Seller or any

Company, nor (v) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction,

ruling or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal to which such

Seller or any Company or any of the Companies' assets or properties are subject, nor (vi) require such Seller or any Company to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including any foreign,

federal, state, county, local or other governmental or regulatory body other than such filings as are required under the Hart-Scott-Rodino Act, nor (vii)

give rise to any obligation to pay any investment banking fee, brokerage commission, finder's fee or similar payment, except for amounts paid to Bowles,

Hollowell, Conner & Co., as contemplated by Article 9 hereof.

      3B.   Operational Representations.
            ---------------------------

            With respect to the representations and warranties contain in

Sections 3.8 through 3.29 below (the "Operational Representations") and subject to the provisions of Article 15 hereof, each Seller represents to Buyer,

jointly and severally, as follows:

      3.8   Financial Statements.
            --------------------

            Schedule 3.8 hereto contains true, correct and complete copies
            ------------

of the following financial statements of Gatan International at the dates and for the periods specified (the "Financial Statements"):

            (a)   audited consolidated Financial Statements for the fiscal

                  years ending May 31, 1995, May 31, 1994, and May 31, 1993

                  (the "Audited Financial Statements"),

            (b)   unaudited consolidated Financial Statements for the 10 months ended March 31, 1996 (the "Unaudited Financial Statements").

Each of the Financial Statements is correct, complete and consistent with the books and records of the Companies.  Each of the Audited Financial Statements

and, to the knowledge of the Companies, the Unaudited Financial Statements, has

been prepared in conformity with generally accepted accounting principles

("GAAP") applied on a consistent basis throughout the periods covered thereby,

and presents fairly the financial condition and results of operations and cash flows of the Companies at the dates and for the periods specified, subject, in the case of the Unaudited Financial Statements, to the absence of notes and the absence of normal recurring year-end adjustments and procedures (none of which will be inconsistent with past practice).  With respect to any inventory book to physical variance, none of the normal year-end adjustments (i) will materially effect the ability of the Companies to meet on a consolidated basis

Forecasted Earnings (as herein defined), or (ii) will be inconsistent with past practice.  "Forecasted Earnings" shall mean the forecasted earnings of the

Companies for the fiscal year ending May 31, 1996 as set forth in the Gatan

International Confidential Offering Memorandum dated November, 1995, prepared by Bowles Hollowell Conner & Co.

      3.9   Tax Matters.
            -----------

            Except as set forth on Schedule 3.9 attached hereto:
                                   ------------

            (a)   Each of the Companies (i) has timely and properly filed or caused to be filed all tax returns which are required to be filed on or prior to the date hereof, with any jurisdiction to which it is or has been subject,

all such tax returns being true, correct and complete in all material respects,

(ii) has timely paid or caused to be paid in full all taxes which are or have become due and payable to all taxing authorities, other than those for which extensions have been properly granted or which are being contested in good faith for which
adequate reserves have been established, (iii) has made or caused to be made all withholdings of taxes required to be made by it, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose, and (iv) has otherwise satisfied, in all material respects, all applicable laws and agreements with respect to the filing of tax returns and the payment of taxes.

            (b)   Gatan International has properly accrued in accordance with

GAAP and reflected on the March 31, 1996 balance sheet included in the

Unaudited Financial Statements (the "Balance Sheet") and has thereafter to the date hereof properly accrued all liabilities for taxes and assessments, all such accruals being in the aggregate sufficient for payment of all taxes and assessments.

            (c)   Each Company will timely and properly file or cause to be

filed all tax returns which it is or will be required to file on or before the

Closing Date (taking into account any extensions which have been properly granted), all such tax returns to be true, correct and complete in all respects, and will pay or cause to be paid in full when due all taxes, if any,

which become due and payable pursuant to such returns or assessments received by it on or before the Closing Date.

            (d)   The federal income tax returns of the Companies have not been audited by the Internal Revenue Service.

            (e)   There are no unassessed tax deficiencies proposed or, to the

Companies' knowledge, threatened against any Company, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any tax against any Company or any actions, suits, proceedings, investigations or claims now pending against any Company with respect to any tax, or any matter under discussion with any federal, state, local or foreign authority relating to any taxes.

            (f)   The Companies are not and have never been members of an

affiliated group of corporations (within the meaning of Section 1504 of the

Internal Revenue Code ("IRC")).

            (g)   No Company is a party to, or bound by, and no Company has any obligation under, any tax sharing, tax indemnity, or similar agreement.

            (h)   The Companies have not made and will not make a change in

method of accounting for a taxable year beginning on or before the Closing

Date, which would require them to include any adjustment under Section 481(a)

of the IRC in taxable income for any taxable year beginning on or after the

Closing Date.

            (i)   No Company has filed a consent pursuant to Section 341(f) of the IRC, or agreed to have Section 341(f)(2) of the IRC apply to any disposition of any asset owned by it.

            (j)   No Company has been a target corporation or target affiliate in a qualified stock purchase within the meaning of Section 338 of the IRC (or any predecessor provision).

            (k)   None of the assets of any Company is property which such

Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section 168(f)(8) of the

IRC.

            For purposes of this Agreement, "tax" and "taxes" shall include,

but not be limited to, all federal, foreign, state, county, and local income,

sales, use, wage, payroll, franchise, gross receipts, real and personal,

tangible or intangible property or ad valorem taxes.

            For purposes of this Agreement, "tax return" or "tax returns" shall mean all returns, reports, estimates, schedules, declarations, information statements and documents relating to or required to be filed in connection with any taxes pursuant to the statutes, rules or regulations of any federal, state,

local or foreign government taxing authority.

      3.10  Litigation.
            ----------

            Except as set forth on Schedule 3.10 attached hereto, there are
                                   -------------

no actions, suits or proceedings at law or in equity, or arbitration proceedings, or claims, demands or investigations pending against or involving any Company or, to the Companies' knowledge, threatened against or involving any Company.  Sellers have delivered to Buyer copies of all pleadings listed on

Schedule 3.10, and made available as requested by Buyer all correspondence
- -------------

and other documents relating to each proceeding, and none of such proceedings,

singly or in the aggregate, will have a material adverse effect on the business, operations, assets, condition or prospects of any Company.

      3.11  Owned Real Estate.
            -----------------

            Except as set forth on Schedule 3.11, the Companies do not own
                                   -------------

any real estate.

      3.12  Leased Real Property.
            --------------------

            The Companies are the lessees of the real estate described on

Schedule 3.12 hereto (the "Leased Real Property").  A true and correct copy
- -------------

of each lease pursuant to which any Company leases the Leased Real Property and any amendments, extensions or renewals thereof (the "Real Property Leases") has previously been delivered to Buyer.  Each Real Property Lease is in full force and effect and there is no existing default or event of default by any of the

Companies, real or claimed, or event which with notice or the lapse of time or both would
constitute a default by any Company.  As of the Closing, the Companies'

interests in the Real Property Leases will be free and clear of any mortgages or liens and will not be subject to any deeds of trust, assignments, subleases or rights of any third parties other than the lessors thereof.  The transactions contemplated by this Agreement will not cause a breach, default or event of default under any of the Real Property Leases.  The Companies now enjoy and on the Closing Date will enjoy quiet and undisturbed possession of the Leased Real Property.

      3.13  Owned and Leased Tangible Personal Property.
            -------------------------------------------

            Except (i) as reflected as a lien in the footnotes to the Financial

Statements, (ii) as set forth on Schedule 3.13 hereto, (iii) for liens for
                                 -------------

taxes not yet delinquent, (iv) for mechanic's, materialmen's and similar liens which have arisen in the Ordinary Course of Business (as defined herein), or

(v) purchase money security interests which have arisen in the Ordinary Course of Business (the foregoing being collectively referred to as "Permitted

Liens"), the Companies have and will have on the Closing Date all right, title,

and interest in, and good and marketable title to, their respective owned tangible personal property free and clear of any claim, lease, pledge,

mortgage, security interest, conditional sale agreement or other title retention agreement, restriction, lien or encumbrance of any kind or nature whatsoever.  An action will be deemed to have been taken in the "Ordinary

Course of Business" only if such action is similar in nature, magnitude and quality to actions customarily taken, without any authorization by the board of directors, in the ordinary course of the normal day-to-day operations of the business of the Companies consistent with past practice.

      Schedule 3.13(a) contains a complete and accurate list of all
      ----------------

personal property leased by any of the Companies.  True and correct copies of all leases for personal property and any amendments, extensions or renewal thereof have previously been delivered to

Buyer by Sellers.  Each lease and license relating to any tangible personal property is valid and binding against the Companies, is in full force and effect, is not in default by the Companies as to the payment of rent or otherwise and, to the Companies' or such Seller's knowledge, is not in default by the other party thereto.

      3.14  Condition of Buildings and Tangible Personal Property.
            -----------------------------------------------------

            All of the items of tangible personal property owned, leased or used by each Company on the date hereof are, and on the Closing Date will be,

in reasonably good operating condition and repair and are suitable and sufficient for the present conduct of such Company's business.

      3.15  Contracts.
            ---------

            Except as set forth on Schedule 3.15 attached hereto, all
                                   -------------

Material Contracts (as herein defined) to which any Company is a party have been duly and validly executed by the Companies, and to the Companies'

knowledge, are in full force and effect as of the date hereof.  There exists no breach or violation of or default by any Company under any Material Contract,

and no event has occurred or condition or state of facts exists which, after notice or the passage of time or both, would constitute a default by the

Companies under any such contract, as to time or manner of performance, or as to warranties thereunder, or otherwise.  No Company has given or received any written notice, or has knowledge of any oral notice, regarding the cancellation, termination or limitation of, or any amendment, modification, or change to any Material Contract, and the consummation of the transactions contemplated by this Agreement would not constitute a breach, or result in a termination or require consent under, any Material Contract.

To the Companies' knowledge, nothing contained in any Material Contract constitutes a violation of any applicable law, rule or regulation.  The conduct of the Companies under any Material Contract prior to Closing does not give rise to any claim by any third party that such conduct constitutes a violation of any applicable law, rule or regulation.  Set forth on Schedule 3.15
                                                         -------------

hereto is a list of the following types of contracts to which any Company is a party or by which they or their properties or assets are bound:

            (a) purchase orders entered into in the Ordinary Course of Business having a value in excess of $100,000, (b) except for purchase orders entered into in the Ordinary Course of Business, contracts for the future purchase of,

or payment for, supplies, products or services requiring or reasonably anticipated to require the payment by any Company of more than $25,000 in any twelve-month period, (c) contracts to sell or supply products or to perform services under which any Company is entitled to receive $25,000 or more in any twelve month period, (d) note, debenture, bond, equipment trust agreement,

letter of credit agreement, or other contract for the borrowing or lending of money, (e) agreement covering the employment of any present or former employee or consultant of any Company who is or was an officer, director or shareholder of Gatan International or where the annual salary of such employee or consultant is or was $50,000 or more, under which such individual or any

Company has a continuing obligation, (f) agreement which obligates any Company to act as a guarantor or surety, irrespective of the amount involved, (g)

noncompetition agreement with any present or former officer, director employee or consultant of any Company under which such individual or any Company has a continuing obligation, (h) distribution, dealer, representative, or sales agency agreement, contract or commitment, (i) contract limiting or restraining any of the

Companies, or any employee of any of the Companies from engaging or competing in any manner in any business, (j) capital leases, loan agreements, indentures,

mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements or equipment financing agreements,

and (k) contracts which are not of a nature otherwise described in the preceding paragraphs of this Section 3.15 which is continuing over a period of more than six (6) months from the Closing Date or involving the payment or receipt by any of the Companies of an amount exceeding $75,000

(collectively, the "Material Contracts").  True, correct and complete copies of the Material Contracts have heretofore been delivered by Sellers to Buyer.

Schedule 3.15 also contains a description of the existing arrangements
- -------------

between any Company and Digital Instruments.

      3.16  Banking and Personnel Matters.
            -----------------------------

            Schedule 3.16 hereto contains a true, complete and correct list
            -------------

of:  (i) the names of all banks and other financial institutions (with account numbers) in which any Company has an account or safe deposit box, and all brokerage firms and other entities and persons holding funds or investments of any Company, and the names of all persons authorized to draw thereon or have access thereto; (ii) the names of all incumbent directors and officers of each

Company; (iii) the names of all persons holding powers of attorney from any

Company and a summary statement of the terms thereof.

      3.17  Labor and Employment Matters.
            ----------------------------

            (a)   No corporation, trade, business or other entity, other than the Companies, would, together with any Company, now or in the past constitute a single employer within the meaning of IRC Section 414.  No Company presently maintains or is obligated to contribute to or has ever maintained or been obligated to contribute to any employee benefit plan

(as defined in Section 3(3) of the Employee Retirement Income Security Act of

1974, as amended ("ERISA")), or any employment contract, employee loan,

incentive compensation, profit sharing, retirement, pension, deferred compensation, severance, termination pay, stock option or purchase plan,

guaranteed annual income plan, fund or arrangement, payroll incentive, policy,

fund, agreement or arrangement, non-competition or consulting agreement,

hospitalization, disability, life or other insurance plan, or other employee fringe benefit program or plan, or any other plan, payroll practice, policy fund agreement or arrangement similar to or in the nature of the foregoing,

oral or written ("Employee Benefit Plans" or "Plans"), except as set forth on

Schedule 3.17 hereto.  True, correct and complete copies of all of the written
- -------------
Plans and labor agreements, and true, correct and complete written descriptions of all of the oral Plans, described in Schedule 3.17 (together with all
                                       -------------
documents relating to each such Plan required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years, and attorney's responses to auditors requests and financial statements and actuarial reports for the same period) have heretofore been delivered by Sellers to Buyer.

            (b)   With respect to each Employee Benefit Plan:

                  (1)   all disclosures to employees, participants and

            beneficiaries relating to each such Plan and required to have been made on or before the Closing Date have been or will be duly made by that date;

                  (2)   there is no litigation, disputed claim (other than

            routine claims for benefits), governmental proceeding, inquiry or investigation pending or threatened
            with respect to each such Plan, its related trust, or any

            fiduciary, administrator or sponsor of such Plan;

                  (3)   each such Plan has been established, maintained, funded

            and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the

            IRC, other applicable law, and all regulations promulgated thereunder;

                  (4)   neither any such Plan nor any fiduciary has engaged in

            a prohibited transaction as defined in ERISA Section 406 or IRC

            Section 4975 (for which no individual or class exemption exist under ERISA Section 408 or IRC Section 4975, respectively);

                  (5)   all filings and reports as to each such Plan required

            to have been made on or before the Closing Date to the Internal

            Revenue Service, or to the United States Department of Labor or to

            the PBGC, have been or will be duly made by that date;

                  (6)   each such Plan which is intended to qualify as a

            tax-qualified retirement plan under IRC Section 401(a) has received a favorable determination letter(s) from the Internal Revenue

            Service as to qualification of such Plan for the period from its adoption through the Closing Date; nothing has occurred, whether by action or failure to act, which has resulted in or would cause the loss of such qualification; and each trust thereunder is exempt from tax pursuant to IRC Section 501(a);

                  (7)   each such Plan which is required to satisfy IRC Section

            Section 401(k)(3) or 401(m)(2) has been tested for compliance with,

            and has satisfied the requirements
            of, IRC Section Section 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date;

                  (8)   no event has occurred and no condition exists relating

            to any such Plan that would subject any Company to any tax or liability under IRS Section Section 4971, 4972 or 4979, or to any liability under ERISA Section Section 502 or 4071; and

                  (9)   to the extent applicable, each such Plan has been

            funded in accordance with its governing documents, ERISA and the

            IRC, has not experienced any accumulated funding deficiency

            (whether or not waived) and has not exceeded its full funding limitation (within the meaning of IRC Section 412) at any time.

            (c)   With respect to any Plan which provides group health benefits to employees of any Company and is subject to the requirements of IRC Section

4980B and ERISA Title I Part 6 ("COBRA"):

                  (1)   such group health plan has been administered in every

            material respect in accordance with its governing documents and

            COBRA; and

                  (2)   all filings, reports, premium payments (if any) and

            notices as to each such group health plan required to have been made on or before the Closing Date to government agencies,

            participants and/or beneficiaries have been or will be duly made by that date.

            (d)   With respect to employee benefit matters generally:

                  (1)   no Company has any past, present or future obligation

            or liability to contribute to any multiemployer plan as defined in

            ERISA Section 3(37);

                  (2)   no Company (nor any person, firm or corporation which

            is or has been under common control within the meaning of Section

            4001(b) of ERISA with any Company) maintains or contributes to or has ever maintained or contributed to any Plan subject to Title IV of ERISA;

                  (3)   no Company is obligated, contingently or otherwise,

            under any agreement to pay any amount which would be treated as a

            "parachute payment," as defined in IRC Section 280G(b) (determined without regard to IRC Section 280G(b)(2)(A)(ii));

                  (4)   except as set forth on Schedule 3.17 and other than
                                               -------------

            employee stock options to be terminated hereunder, the consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Plan because of an acceleration or increase of any of the rights or benefits to which Plan

            participants or beneficiaries may be entitled thereunder;

                  (5)   except as set forth on Schedule 3.17, no Company
                                               -------------

            has any obligation to any retired or former employee or any current employee of the Company upon retirement or termination of

            employment under any Plan, other than such obligations imposed by

            COBRA; and

                  (6)   except as set forth on Schedule 3.17, any Plan
                                               -------------

            which is an "employee welfare benefit plan," within the meaning of

            ERISA Section 3(1), may be terminated prospectively without liability to any Company or the Buyer, including, without

            limitation, liability for unreported (e.g., run-off) benefit claims, premium adjustments or termination charges of any kind.

            (e)   The Companies have not received any written notice or

communication that any executive, key employee, or group of employees has any plans to terminate employment with any of the Companies.  None of the Companies is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  None of the Companies has committed any unfair labor practice.  None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Companies has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Companies.

      3.18  Insurance.
            ---------

            Schedule 3.18 lists all policies of insurance and all surety
            -------------

and other bonds to which any Company now is a party, or during the immediately preceding twelve (12) months was a party, specifying for each policy or bond the insurer, the amount of coverage, the type of insurance and any pending claims thereunder.  All of such policies and bonds which have expired were valid and in full force and effect during their respective terms, and all other of such policies and bonds are valid and in full force and effect at present,

and no claim has been made, or notice given, to cancel or avoid any of said policies or bonds or to reduce the coverage provided thereby.  There is no existing default by any of the Companies or event which, with notice or the lapse of time or both, would constitute a default by any of the Companies with respect to any existing policies.  All premiums due to date have been paid in full.

      3.19  Environmental Matters.
            ---------------------

            Except as disclosed on Schedule 3.19, (i) the Companies have
                                   -------------

complied in all material respects with all then applicable Environmental Laws and specifically, without limitation, have not violated in any material respect, and the business of the Companies as currently being conducted does not violate in any material respect any applicable law, ordinance, rule,

prohibition or regulation relating to air, water, or noise pollution, or the production, generation, storage, labeling or disposition of solid, infectious or radioactive wastes or other Hazardous Materials, or the health, safety or environmental conditions on, beneath, or about any of the properties used,

owned, or leased by any Company, or relating to their business; (ii) each

Company has timely filed all required reports, obtained all required material approvals and permits relating to its business, and generated and maintained in all material respects all required data, documentation and records under any applicable Environmental Laws; (iii) no Company nor, to the knowledge of any

Company, any other person has placed, stored, buried, spilled or released,

used, generated, manufactured, refined, processed, treated, dumped or disposed of, or transported any Hazardous Materials produced by, or resulting from, any business, operations, or processes on, beneath, or about any of the properties used, owned, or leased by any Company or in connection with the business,

except for inventories for such Hazardous Materials to be used in the Ordinary

Course of Business of the Company (which inventories were and are stored and disposed of in accordance in all material respects with applicable laws and regulations and in a manner such that there was no release of any such

Hazardous Materials into the environment which would cause the incurrence of clean-up or other response costs under Environmental Laws); (iv) there are no

Hazardous Materials presently stored or located on, in or about any portion of the business, except for those stored and located at the business in compliance in all material respects with applicable

Environmental Laws; (v) no Company has received any notice from any governmental agency or private or public entity advising it that it is or may be responsible, or potentially responsible, for response costs with respect to a release, a threatened release or clean up of Hazardous Materials produced by,

or resulting from, its business, operations, or processes.  The Companies, in connection with their operations related to the business, have not transported,

or arranged for the transportation of, any Hazardous Material to a location that is listed or, to the Companies' knowledge, nominated for listing on the

National Priorities List ("NPL"), Comprehensive Environmental Response

Compensation and Liability Information System ("CERCLIS") or state equivalents;

nor, to the Companies' knowledge is any such location the subject of federal,

state or local enforcement actions or other investigations or not licensed or authorized to receive any such Hazardous Waste.  None of the properties used,

owned or leased by the Companies is listed or, to the Companies' knowledge,

nominated for listing on the NPL, CERCLIS or state equivalents.

      As used in this Agreement the terms (i) "Environmental Laws" shall mean all federal, state, foreign or local statutes, ordinances, regulations,

guidance, policies, ordinances, licenses, authorizations, restrictions, orders,

and requirements of law pertaining to human health or safety, any Hazardous

Material, or relating to any environmental processes or condition, including,

without limitation, the Comprehensive Environmental Response, Compensation, and

Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Resource

Conservation and Recovery Act ("RCRA"), the Endangered Species Act, the Federal

Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials

Transportation Act, the Surface Mining Control and Reclamation Act, the Emergency Planning and Community Right to Know Act,

the Safe Drinking Water Act, the Toxic Substances Control Act, the Coastal Zone

Management Act, the National Environmental Policy Act, the Noise Control Act.

As used in this Agreement, Environmental Laws shall mean any of such laws or regulations as the same exist now or at the Closing Date; and "Hazardous

Material" shall mean (a) hazardous wastes, hazardous substances, hazardous materials, hazardous constituents, hazardous contents, pollutants,

contaminants, toxic substances or related substances, whether solids, liquids or gases, regulated by, or otherwise subject to, any Environmental Laws; (b)

petroleum, refined petroleum products and any such substances in their virgin,

used or waste state; and (c) any substance presently listed in Subpart Z of the regulations promulgated under the Occupational Safety and Health Act, as amended.

      3.20  Intellectual Property Matters.
            -----------------------------

            (a)   Except for Permitted Liens and as set forth in Schedule
                                                                 ---------

3.20, each Company has all right, title and interest, free and clear of all
- ----

liens, charges, encumbrances, restrictions, royalties or any claims of ownership by third parties whatsoever, to all world-wide intellectual property assets of such Company, including, without limitation, all patents and reissues, divisions, continuations and extensions of such patents, patents pending and applications for patents, patent disclosures docketed, registered and unregistered trademarks and service marks and applications for registration of such marks, trade names, registered and unregistered copyrights and applications for copyright registration, mask works and applications for mask work registration, all trade secrets, know-how, and all rights under any leases, licenses, franchises, permits, authorizations, agreements and arrangements with respect to such intellectual property assets (hereinafter all of the foregoing are collectively referred to as "Intellectual

Property Assets"), whether owned by such Company or owned by others and used by such Company.

            (b)   True, correct and complete copies of all such leases,

licenses, franchises, permits, authorizations, agreements and arrangements have heretofore been delivered to the Buyer and are listed in Schedule 3.20.
                                                         -------------

            (c)   Schedule 3.20 hereto briefly describes all of such
                  -------------

Intellectual Property Assets of the Companies.  All of the issued patents and registered trademarks and registered service marks shown in Schedule 3.20
                                                            -------------

are subsisting and have been adequately maintained, including maintenance payments therefor and renewals or extensions thereof, except as expressly disclosed in Schedule 3.20.  No holding, decision, or judgment in a matter
             -------------

involving any of such issued patents and registered trademarks or service marks has been rendered by any governmental or judicial authority which could limit,

cancel or question the validity of any of such issued patents or registered trademarks or service marks.

            (d)   The manufacture or distribution of products currently

marketed or under development by the Companies does not violate any law,

statute, order, rule or regulation applicable thereto, or to the knowledge of any Company infringe or violate any patent, trademark, copyright, or other intellectual property right of any other person, either in the United States or in any other country.

            (e)   Excluding matters set forth in Schedule 3.20, there exist
                                                 -------------

no pending, or to the best knowledge of the Companies, anticipated litigation,

action, lawsuits, claims or assessments, including without limitation the filing or threatened filing, whether voluntary or involuntary, of insolvency or bankruptcy proceedings or forfeiture proceedings, claims of infringement, misappropriation or invalidity, or other claims adverse to the ownership rights of the Companies with respect to the Intellectual Property

Assets.

            (f)   The Companies have disclosed the identity of, and to the

Companies' knowledge all intellectual properties held by, all third parties who are actual or are believed to be competitors of the Companies, and who have patents, trademarks, copyrights, or other intellectual property rights that materially affect the Companies' ability to make, use, or sell its products currently marketed or under development.

            (g)   The Companies have promulgated and used their best efforts to enforce a trade secret protection program and, to the best knowledge of the

Company, there has been no material violation of such program by any person or entity.  All of the Intellectual Property Assets constituting trade secrets have at all times been maintained in confidence and have been disclosed by the

Companies only to employees, consultants, and other third parties having "a need to know" the contents thereof in connection with the performance of their duties to the Companies.

            (h)   To the knowledge of the Companies, the Companies have

disclosed the identity of all third parties who are actual or are believed to be infringers of any Intellectual Property Assets.

      3.21  Compliance with Laws.
            --------------------

            Except as specifically disclosed in Schedule 3.21 of this
                                                -------------

Agreement, each Company has complied in all material respects with all applicable laws, statutes, rules and regulations of federal, state, local and foreign governments and governmental agencies applicable to it and its business, assets and properties, including, without limitation,

laws on exports and investment activities in foreign countries.

      3.22  Consents and Approvals.
            ----------------------

            Each Company has all material required licenses, permits, consents and authorizations and has made all necessary filings with all necessary local,

state, Federal, or other foreign agencies, commissions, or governments, in order to conduct their businesses as currently conducted.  Except as set forth on Schedule 3.22 hereto and except for the filings under the
   -------------

Hart-Scott-Rodino Act, there are no authorizations, consents, approvals,

permits, licenses, filings, registrations or notices required to be obtained or given by the Companies or any Seller or waiting periods required to expire in order that this Agreement and the transactions provided for herein may be consummated by Sellers.

      3.23  Product Warranty.
            ----------------

            To the knowledge of the Companies, each product manufactured, sold,

leased, or delivered by any of the Companies has been in material conformity with all applicable contractual commitments and all express and implied warranties, and, to the knowledge of the Companies, none of the Companies has any liability (and there is no basis for any present or future action, suit,

proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith except pursuant to the terms of the

Companies' standard terms and conditions, a copy of which is attached as

Schedule 3.23.
- -------------

      3.24  Absence of Changes.
            ------------------

            Except as described on Schedule 3.24, since the date of the
                                   -------------

Unaudited Financial Statements, there has not been any transaction or occurrence in which any Company has:  (a) issued or delivered any stock or other securities or granted any options or rights to purchase any securities,

except for the issuance of shares to Mr. Offenberg pursuant to that certain agreement between Mr. Offenberg and Gatan International dated as of September

24, 1994, as amended (the "Offenberg Agreement"), which such shares shall constitute GI Shares hereunder; (b) borrowed, loaned or guaranteed any amount,

except in the Ordinary Course of Business; (c) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the Financial Statements or current liabilities incurred since such date in the Ordinary Course of Business; (d)

declared or made any payment or distribution to Sellers or purchased or redeemed any shares of its capital stock or other securities; (e) mortgaged,

pledged or subjected to lien any of its assets, tangible or intangible, other than Permitted Liens; (f) sold, assigned or transferred any of its tangible assets, except for sale of inventory in the Ordinary Course of Business; (g)

sold, assigned, transferred, licensed or sublicensed any patents, trademarks,

trade names, copyrights, or other intellectual property owned or licensed by any Company; (h) suffered any material adverse change in its business or financial position; (i) made any change in its accounting policies or practices; (j) made any change in employee compensation or in any employee benefit plan other than in the Ordinary Course of Business; (k) entered into any employment contract or modified the terms of any such existing contract other than in the Ordinary Course of Business; (l) entered into any transaction with any officer or director of any of the Companies; (m) suffered any loss to any of its
properties; (n) compromised, cancelled, waived or released any material claim other than in the Ordinary Course of Business; (o) amended or authorized an amendment to any Company's Organizational Documents; (p) delayed or postponed the payment of accounts payable outside the Ordinary Course of Business; (q)

made any capital expenditure in excess of $25,000 outside the Ordinary Course of Business; or (r) accelerated, terminated, modified or cancelled any agreement, contract, lease, or license of any Company except in the Ordinary

Course of Business.

      3.25  Transactions with Affiliates.
            ----------------------------

            Except as set forth on Schedule 3.25 hereto, no Seller, nor any
                                   -------------

officer or employee of any of the Companies, nor any member of any such party's immediate family or any other affiliate of such party, owns or has a 5% or more ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the past three years the subject of, any agreement, understanding, business arrangement or relationship with any of the Companies.

      3.26  Certain Payments.
            ----------------

            No Company or to any Company's knowledge, any director, officer,

agent or employee of any Company, or any other person associated with or acting for or on behalf of any Company, has, in connection with the business of the

Companies, directly or indirectly (a) made any contribution, gift, bribe,

rebate, payoff, influence payment, kickback, or other payment to any person,

private or public regardless of form, whether in money, property, or services

(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Company or any affiliate of any Company, or (iv) in violation of any law applicable to any Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Companies.

      3.27  Liabilities.  To the knowledge of the Companies, none of the
            -----------

Companies has any material liabilities or obligations, individually or in the aggregate, direct or indirect, matured or unmatured, absolute or contingent or otherwise, except for (i) liabilities reflected on the Financial Statements and not heretofore paid or discharged, (ii) liabilities incurred since the most recent Financial Statement, consistent with past practice and in the Ordinary

Course of Business, or (iii) liabilities set forth on any Schedule hereto.



      4.    REPRESENTATIONS AND WARRANTIES OF BUYER
            ---------------------------------------

            Buyer represents and warrants to Sellers and covenants and agrees with Sellers as follows:



      4.1   Organization and Qualification.
            ------------------------------

            Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as presently conducted.  Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions in which the character of its properties or the nature of its business requires such qualification and authorization.

      4.2   Authorization; Valid and Binding Obligation.
            -------------------------------------------

            Subject to the approval of its Board of Directors, Buyer has full corporate power and authority to execute and deliver this Agreement and the agreements entered into pursuant to the terms hereof and to perform its obligations hereunder and thereunder, and upon obtaining such approval, the

Agreement and the agreements entered into pursuant to the terms hereof will constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their terms.

      4.3   Litigation.
            ----------

            There are no actions, proceedings, suits or investigations pending or threatened against Buyer which, if resolved unfavorably, would prohibit the consummation of the transactions contemplated by this Agreement.

      4.4   Investment.
            ----------

            (a)   Buyer acknowledges that no registration statement relating to the GI Shares has been or shall be filed with the United States Securities and

Exchange Commission under the Federal Securities Act of 1933, as amended, or the securities laws of any states.

            (b)   The GI Shares will be acquired solely by and for the account of Buyer for investment purposes only and are not being purchased for subdivision, fractionalization, resale or distribution; Buyer has no contract,

undertaking, agreement or arrangement with any person to sell, transfer or pledge the GI Shares to such person or anyone else and Buyer has no present plans or intentions to enter into any such contract, undertaking or arrangement.

            (c)   Buyer has such knowledge and experience in financial and

business matters in general, and in investments of the type to be made by Buyer hereunder in particular, to fairly evaluate the merits and risks of an investment in the Companies. Buyer's financial condition is such that it has no need for liquidity with respect to its investment in the

Companies to satisfy any existing or contemplated undertaking or indebtedness and is able to bear the economic risk of its investment in the Companies for an indefinite period of time, including the risk of losing all of such investment,

and loss of such investment would not materially adversely affect it.

            (d)   Buyer expressly acknowledges that (i) no Federal or state

agency has reviewed or passed upon the adequacy of the information set forth in the documents submitted to Buyer or made any finding or determination as to the fairness for investment, or any recommendation or endorsement of an investment in the Companies; and (ii) there will be no public market for the interest and,

accordingly, it may not be possible for Buyer to liquidate its investment in the Companies.

      4.5   Financing.
            ---------

            Buyer will have the funds necessary (a) to pay at the Closing the

Purchase Price and all other amounts necessary to consummate the transactions contemplated hereby, and (b) to provide sufficient working capital to operate the business of the Companies from and after the Closing Date.  Buyer is currently negotiating and documenting the expansion of its existing loan facilities and will have sufficient funds to consummate the transaction as of the Closing Date.



      4.6   Absence of Conflict or Breach.
            -----------------------------

            The execution, delivery and performance of this Agreement by Buyer will not conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Buyer, or of any law, statute, rule or regulation of any governmental authority, or conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or arbitration tribunal or governmental authority to which Buyer is subject, or of any provision of any agreement or understanding or arrangement to which Buyer is a party or by which it is bound, or constitute a default thereunder, or given to others any interest or rights, including any rights of acceleration,

termination or cancellation, in or with respect to the business or arrangements to which it is a party or by which it is bound.

      4.7   Consents and Approvals.
            ----------------------

            Except as set forth on Schedule 4.7 hereto and except pursuant
                                   ------------

to the Hart-Scott-Rodino Act, there are no authorizations, consents, approvals or notices required to be obtained or given by Buyer or waiting periods required to expire, in order that this Agreement and the transactions provided for herein may be consummated by Buyer.



      5.    AFFIRMATIVE COVENANTS AND UNDERTAKINGS OF SELLERS
            -------------------------------------------------

      From and after the date of this Agreement to and including the Closing

Date, Sellers, severally and jointly, covenant and agree to comply with the provisions of this Article 5, except as compliance may be waived in writing in a particular instance by Buyer.



      5.1   Satisfaction of Conditions.
            --------------------------

            Each Seller and Heller agrees to cooperate with Buyer and Buyer's counsel, accountants and representatives in connection with any steps reasonably required to be taken as a part of his or her obligations under this

Agreement.  Sellers shall use their best efforts to cause the conditions precedent to the obligations of Buyer under this Agreement to be satisfied as promptly as possible, and will not knowingly undertake a course of action inconsistent with this Agreement or which would make any of its representations, warranties, agreements or covenants in this Agreement untrue in any material respect or any conditions precedent to its obligations under this Agreement unable to be satisfied prior to the Closing.

      5.2   Preservation of Business.
            ------------------------

            Sellers shall cause each Company to (a) preserve its current business organization, (b)use its best efforts to keep available the services of its present employees, consultants and agents, (c) use its best efforts to maintain its present business relationships with suppliers, customers, brokers,

sales representatives and such other persons or firms having business relationships on the date hereof with such Company, (d) maintain all of its properties in good order and condition, (e) take all steps necessary to maintain its intangible assets, including without limitation, its patents,

trademarks, trade names, copyrights, licenses and any pending application therefor, (f) pay its accounts payable and collect its accounts receivable in accordance with past business practice, (g) operate the business of the

Companies in such a manner that the cash portion of the Working Capital available on the Closing Date is not less than $500,000, and (h) not take any action that would constitute a breach of Section 3.25 hereof.
                                         ------------

      5.3   Conduct of Business.
            -------------------

            Sellers shall cause each Company to operate its business in the

Ordinary Course of Business consistent with past practice and to refrain from introducing any unusual operations or entering into any new line of business.

      5.4   Shareholders Agreements.
            -----------------------

            No Seller shall, or shall allow any Company to, take any action or exercise any right under any Gatan International Shareholders' Agreement which would hamper, impede or conflict with the transactions contemplated by this

Agreement; and each Seller shall, and shall cause each Company to, terminate each of the Gatan International Shareholders' Agreements effective on or before the Closing Date.

      5.5   Company Options.
            ---------------

            Each Seller shall cause each Company to terminate all of the

Company options set forth on Schedule 3.3 hereto effective on or before the
                             ------------

Closing Date, and no Company shall have any further obligation thereunder following the Closing.

      5.6   Shareholder Notes.
            -----------------

            Each Seller shall cause each Company to pay in full all notes payable to shareholders as set forth on the Financial Statements, on or before the Closing Date, and no Company shall have any further obligation thereunder following the Closing.

      5.7   Books and Records.
            -----------------

            Sellers shall cause each Company to maintain its books, records and accounts in its customary and usual manner, and shall refrain from introducing methods of accounting inconsistent with those used in prior periods.

      5.8   Insurance.
            ---------

            Sellers shall cause each Company to maintain in full force and effect all policies of insurance in effect on the date of this Agreement.

      5.9   Tax Returns.
            -----------

            Sellers shall cause each Company to prepare and timely and properly file all federal, state, local, foreign and other tax returns and reports and amendments thereto required to be filed and pay all taxes which come due on or prior to the Closing, other than those for which extensions have been properly granted or which are being contested in good faith for which adequate reserves have been established.

      5.10  Other Transactions.
            ------------------

            Through the Termination Date (as defined in Article 10 hereof),

Sellers shall deal exclusively and in good faith with Buyer with regard to the transactions contemplated hereby and will not, and will direct each Company and its officers, directors, financial advisors, accountants, agents, and counsel not to, (i) solicit submission of proposals or offers from any person other than Buyer relating to any acquisition of the Companies or all or any material part of their stock or assets, or any merger, consolidation or business combination with the Companies that would have the effect of preventing the consummation of the transactions contemplated by this Agreement (an

"Acquisition Proposal"), (ii) participate in any negotiations regarding, or furnish, in connection with an Acquisition Proposal, any information to any other person regarding any Company other than Buyer and its representatives or otherwise cooperate in any way or assist, facilitate or encourage any

Acquisition Proposal by any person other than Buyer, or (iii) enter into any agreement or understanding, whether oral or in writing, that would have the effect of preventing the consummation of the transactions contemplated by this

Agreement.

      5.11  Consents.
            --------

            Sellers shall obtain, prior to the Closing, all consents and estoppels necessary or appropriate for the consummation of the transactions contemplated hereby and listed on Schedule 5.11 hereto (the "Required
                                  -------------

Consents").



      6.    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
            ------------------------------------------------

      The obligations of Buyer hereunder shall be subject to the following conditions, any or all of which may be waived in writing by Buyer:

      6.1   Accuracy of Representations and Warranties.
            ------------------------------------------

            Each of the representations and warranties of Sellers contained herein shall be true and correct in all material respects on and as of the

Closing Date with the same effect as though made on and as of such date, and

Sellers shall have performed and complied in all material respects with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by Sellers on or prior to the

Closing Date.

      6.2   No Adverse Change.
            -----------------

            Since the date hereof, there shall have been no material adverse change in the financial conditions, assets or liabilities of the Companies,

taken as a whole.

      6.3   No Loss.
            -------

            Since the date hereof, no Company shall have suffered any loss on accounts of fire, flood, accident, strike or other calamity which would have a material adverse effect on the financial condition or any assets of the

Companies in excess of $250,000.

      6.4   Certificates.
            ------------

            (a)   Gatan International shall have executed and delivered to

Buyer on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to Buyer and its legal counsel, to the effect that each of the provisions of Section 6.1, 6.2 and 6.3 of this Article 6 is true and correct as of the Closing Date.

            (b)   Gatan International shall have delivered to Buyer a

certificate of its Secretary certifying the status of record ownership of the

GI Shares as of the Closing Date.

      6.5   No Litigation or Injunction.
            ---------------------------

            No action, proceeding or investigation shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby or which would have a material adverse effect on the business or assets of the Companies as presently conducted.

      6.6   Good Standing.
            -------------

            Gatan International shall have delivered to Buyer a good standing certificate and certified charter documents of each of the Companies, each of recent date, from their respective jurisdictions of incorporation and good standing certificates (or their equivalents) from each jurisdiction in which any Company conducts business.

      6.7   Opinion of Counsel.
            ------------------

            Sellers shall have furnished to Buyer and to any of Buyer's lenders designated by Buyer, on the Closing Date, opinions of one or more of its counsel, substantially in the forms of Exhibits B1, B2 and B3 hereto.
                                       ----------------------

      6.8   Consents and Proceedings.
            ------------------------

            Sellers shall have obtained all of the Required Consents.

      6.9   Payment of Company Debt.
            -----------------------

            The Company Debt shall be paid in full.

      6.10  Redemption of CARs.
            ------------------

            Gatan International shall redeem from Heller the CARs.

      6.11  Shareholders' Agreements.
            ------------------------

            Each Seller shall have, and shall have caused each Company to,

terminate all of the Gatan International Shareholders' Agreements on or before the Closing Date.

      6.12  Non-Competition Agreement.  Each of the Sellers shall have
            -------------------------

executed and delivered to Buyer and the Company a Non-Competition Agreement

substantially in the form of Exhibit C hereto.
                             ---------

      6.13  Landlord Estoppels and Consents.  Each landlord of the Leased
            -------------------------------

Real Property other than Germany shall have executed an estoppel and consent in form and substance reasonably satisfactory to Buyer's lender.

      6.14  Shareholder Notes.
            -----------------

            All notes payable to shareholders set forth on the Financial

Statements shall have been paid in full.

      6.15  Termination of Options.
            ----------------------

            Sellers shall have caused Gatan International to terminate all outstanding options or other rights to receive additional shares, including without limitation, options existing under the Gatan International Option Plan and the Gatan International Shareholders'

Agreement, and no Company shall have any further obligations with respect thereto.

      6.16  Termination of Right to Receive Additional Shares.
            -------------------------------------------------

            Sellers shall have caused Gatan International to, and William E.

Offenberg shall, terminate Mr. Offenberg's right to receive any shares of Gatan

International pursuant to the Offenberg Agreement following the Closing Date.

      6.17  Release.
            -------

            Each Seller and Arizona State Research Institute shall have entered into a Release substantially in the form of Exhibit D hereto whereby each
                                            ---------

Seller shall release Buyer and the Companies from any claim, including any right of indemnification or reimbursement, that it may have against any

Company.

      6.18  Escrow Agreement.
            ----------------

            Sellers shall have entered into the Escrow Agreement with Buyer and an independent third-party escrow agent pursuant to which the Escrow Funds will be held.



      7.    CONDITIONS TO THE OBLIGATIONS OF SELLERS
            ----------------------------------------

            The obligations of Sellers shall be subject to the following conditions, any or all of which may be waived in writing by Buyer:

      7.1   Accuracy of Representations and Warranties.
            ------------------------------------------

            Each of the representations and warranties of Buyer set forth in

Article 4 hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date,

and Buyer shall have performed and complied in all material respects with each of the agreements, covenants, stipulations,

terms and conditions contained herein and required to be performed or complied with by Buyer on or prior to the Closing Date.

      7.2   Officer's Certificate.
            ---------------------

            An executive officer of Buyer shall have executed and delivered to

Sellers on the Closing Date a Certificate, dated that date, in form and substance reasonably satisfactory to Sellers and their legal counsel, to the effect that the provisions of Section 7.1 hereof are true and correct in every respect as of the Closing Date.

      7.3   No Injunction.
            -------------

            No action, proceeding or investigation shall have been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby.

      7.4   Good Standing Certificate.
            -------------------------

            Buyer shall have delivered to Sellers a good standing certificate of Buyer of recent date from the Secretary of the State of Delaware.

      7.5   Opinion of Counsel.
            ------------------

            Buyer shall have furnished to Sellers, on the Closing Date, an opinion of their counsel, substantially in the form of Exhibit E hereto.
                                                       ---------

      7.6   Escrow Agreement.
            ----------------

            Buyer shall have entered into the Escrow Agreement with Sellers and an independent third-party escrow agent pursuant to which the Escrow Funds will be held.

      8.    MUTUAL COVENANTS
            ----------------

      8.1   Access to and Use of Information.
            --------------------------------

            From the date hereof to the Closing Date, Buyer and its officers,

directors, agents, lenders, employees and representatives shall have the right at any time during normal business hours (in a manner that does not unreasonably interfere with the Companies' business operations) with reasonable advance notice and (at Sellers' option) in the presence of Sellers or their representatives, to visit and inspect the Companies' offices, plants and properties and to examine and make excerpts from their books, contracts,

accounts and records, and to request and receive from the Companies information concerning their business, operations and financial condition.  Should the transactions contemplated hereby not be consummated for any reason, all information received from the Companies and/or Sellers (and all copies thereof)

shall be immediately returned to Sellers.  All such information shall be held in strict confidence by Buyer and Buyer shall not use any of such information itself nor disclose any such information to others without Sellers' written consent unless (i) the information in question is, or becomes, public knowledge without fault of Buyer, or (ii) was known to Buyer at the time obtained from any Company and/or Sellers, or (iii) is rightfully obtained from a third party with no restriction on disclosure.

      8.2   338 Election.
            ------------

            Buyer shall not make an election under Section 338 of the IRC relating to Buyer's purchase of the GI Shares.

      8.3   Further Mutual Covenants.
            ------------------------

            Buyer and Sellers shall refrain from taking any action which would render any representations or warranties contained in Articles 3 or 4 of this

Agreement inaccurate as of the Closing Date and shall promptly notify the other party upon the happening of any event or taking of any action which renders any such representation or warranty inaccurate.  Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.



      9.    EXPENSES
            --------

            Except as set forth in the following sentence of this Article 9,

the Sellers shall pay all fees and expenses incurred by them or the Companies in connection with the transactions provided for hereunder (the "Transaction

Expenses").  Buyer shall pay, at Closing and on Sellers' behalf, the reasonable documented fees and expenses of Bowles Hollowell Conner & Co. and of Sellers'

counsels and accountants, or Buyer shall reimburse Sellers for any payments made to such parties prior to the Closing for fees incurred in connection with this transaction; provided, however, that Buyer's payment or reimbursement of such fees and expenses shall not exceed $1,000,000.  In the event such fees and expenses exceed $1,000,000, Sellers shall pay such excess amounts.  Buyer shall pay all expenses incurred by it in connection with the transactions provided for hereunder, including the fees and expenses of its counsel and accountants,

and Buyer shall pay the filing fees under the Hart-Scott-Rodino Act.

      10.   TERMINATION
            -----------

            This Agreement may be terminated and the transactions contemplated hereby abandoned prior to Closing:

            (i)   by the mutual consent of Sellers and Buyer;

            (ii)  by Buyer if any condition in Article 6 becomes impossible of performance or has not been satisfied in full or previously waived by Buyer in writing at or prior to June 7, 1996 (the

                  "Termination Date");

            (iii) by Sellers if any condition in Article 7 becomes impossible of performance or has not been satisfied in full or

                  previously waived by Sellers in writing at or prior to the

                  Termination Date;

            (iv)  by either Sellers or Buyer on or before May 15, 1996 in the event Buyer has not obtained the approval of its board of

                  directors to enter into the Agreement and to consummate the transactions contemplated hereby on or before May 15, 1996;

                  or

            (v)   by Buyer on or before 5:00 p.m. on May 17, 1996 in the event

                  Buyer has not entered into employment agreements, in form and substance satisfactory to Buyer, with each of Gubbens, Meyer,

                  Limesand, Offenberg, Weigand, Evans, Nau, Lindsay, Jing, and

                  each other party currently party to a change of control

                  agreement with Gatan International on or before 5:00 p.m. on

                  May 17, 1996.

            If this Agreement is terminated pursuant to clause (i) of this

Article 10, all obligations of the parties hereunder shall terminate without any further liability or obligation of
either party to the other, except that Section 8.1 (excluding the first two sentences thereof) and Articles 9, 11 and 13 of this Agreement shall survive and continue in full force and effect notwithstanding such termination.



      11.   ABSENCE OF BROKER OR FINDER
            ---------------------------

            Sellers represent and warrant to Buyer that no person is acting or has acted for them as broker or finder in connection with the transactions provided for by this Agreement other than Bowles Hollowell Conner & Co., whose fees and expenses shall be paid pursuant to Article 9 hereof.  Buyer represents and warrants to Sellers that no person is acting or has acted for it as broker or finder in connection herewith.



      12.   SELLERS' REPRESENTATIVE
            -----------------------

            Each Seller hereby constitutes and appoints Morgenthaler Venture

Partners III ("Sellers' Representative") as his, hers or its true and lawful attorney-in-fact, with full power and authority to act on behalf of such Seller and in such Seller's name, place and stead for all matters arising in connection with this Agreement and as the authorized representative of the

Sellers to give and accept notices on behalf of the Sellers.  If Morgenthaler

Venture Partners III shall resign or refuse or become unable to serve, the

Sellers, acting by a majority, shall appoint a successor Sellers'

Representative with the same power and authority herein granted to Morgenthaler

Venture Partners III.  Each Seller agrees to indemnify and to save and hold harmless the Sellers' Representative of, from, against and in respect of any claim, action, cause of action, cost, liability or expense suffered or incurred by or asserted against the Sellers'

Representative based upon or arising out of the performance by the Sellers'

Representative of any act, matter or thing pursuant to the appointment herein made, except that no Seller shall be held or required to indemnify or to save or hold harmless the Sellers' Representative for the gross negligence or willful misconduct of the Sellers' Representative in the performance of its duties hereunder.



      13.   NEWS RELEASES
            -------------

            No notices to third parties or any publicity, including press releases, concerning any of the transactions provided for herein shall be made unless planned and coordinated jointly between Buyer and Sellers, provided that this provision shall not restrict Buyer from making any press release or public announcement which Buyer reasonably believes, based upon advice of counsel, is required by law.  Buyer shall give prior written notice, if possible, to

Sellers' Representative before issuing any required press release or public announcement.



      14.   NOTICES
            -------

            Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii)

when five days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given
notice, or (iv) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee, or (v) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier.  Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

      Notice to Buyer shall be sufficient if given to:

                  Roper Industries, Inc.
                  160 Ben Burton Road
                  Bogart, Georgia 30622
                  Attn: Shanler D. Cronk, Esq.
                        General Counsel

            with copies to:

                  Powell, Goldstein, Frazer & Murphy
                  191 Peachtree Street, N.E.
                  Atlanta, Georgia  30303
                  Attn:  Thomas R. McNeill, Esq.

     Notice to Sellers shall be sufficient if given to Sellers' Representative at:

                  Morgenthaler Venture Partners III
                  700 National City Bank Building
                  629 Euclid Avenue
                  Cleveland, Ohio  44114
                  Attn:  John D. Lutsi

            with copies to:

                  Buchanan Ingersoll
                  One Oxford Centre
                  301 Grant Street
                  Pittsburgh, Pennsylvania 15219-1410
                  Attn: Thomas G. Buchanan, Esq.

      Notice to Heller shall be sufficient if given to:

                  Heller Financial, Inc.
                  500 West Monroe Street

                  Chicago, Illinois  60661
                  Attn:  Daniel O'Donnell


      15.   INDEMNIFICATION AND SURVIVAL OF REPRESENTATION AND WARRANTIES
            -------------------------------------------------------------

      15.1  Indemnity by Sellers and Heller.
            -------------------------------

            (a)   Subject to the limitations set forth herein, Sellers shall,

jointly and severally, indemnify Buyer, the Companies and their respective affiliates, directors, officers, shareholders, employees, agents,

representatives, successors and assigns against any and all claims, losses,

liabilities, damages and expenses (including reasonable attorney's fees and costs of suit) which may be asserted against, incurred or required to be paid by Buyer, the Companies or their respective affiliates, directors, officers,

shareholders, employees, agents, representatives, successors and assigns by reason or on account of any Operational Warranties made by Sellers or Heller herein being untrue or incorrect.

            (b)   Subject to the limitations set forth herein, Sellers shall,

severally but not jointly, indemnify Buyer, the Companies and their respective affiliates, directors, officers, shareholders, employees, agents,

representatives, successors and assigns against any and all claims, losses,

liabilities, damages and expenses (including reasonable attorney's fees and costs of suit) which may be asserted against, incurred or required to be paid by Buyer, the Companies or their respective affiliates, directors, officers,

shareholders, employees, agents, representatives, successor and assigns by reason or on account of any failure by Sellers or Heller to observe or perform their covenants and agreements set forth herein or in the Escrow Agreement.

            (c)   Subject to the limitations set forth herein, Sellers shall,

severally but not jointly, and Heller shall severally, indemnify Buyer, the

Companies and their respective affiliates, directors, officers, shareholders,

employees, agents, representatives, successors and assigns against any and all claims, losses, liabilities, damages and expenses (including reasonable attorney's fees and costs of suit) which may be asserted against, incurred or required to be paid by Buyer, the Companies and their respective affiliates,

directors, officers, shareholders, employees, agents, representatives,

successors and assigns by reason or on account of any Transaction

Representation made by Sellers or Heller herein being untrue or incorrect.

      15.2  Indemnity by Buyer.
            ------------------

            Buyer shall indemnify Sellers, Heller and their agents,

representatives, heirs and assigns against any and all claims, losses,

liabilities, damages and expenses (including reasonable attorney's fees and costs of suit) which may be asserted against, incurred or required to be paid by Sellers, Heller or their respective agents, representatives, heirs and assigns by reason or on account of (a) any representation or warranty made by

Buyer herein being untrue or incorrect; or (b) any failure by Buyer to observe or perform its covenants and agreements herein or in any agreement entered into pursuant to this Agreement.

      15.3  Parameters of Indemnification Liability of Sellers and Heller.
            -------------------------------------------------------------

            (a)   Sellers and Heller shall have no liability for

indemnification hereunder with respect to any claim resulting from a breach of their representations and warranties set forth in this Agreement unless

Sellers' Representative and Heller have been notified of the claim, in the manner provided under Article 14 hereof, within the survival period specified in Section 15.5 hereof.

            (b)   Notwithstanding anything to the contrary set forth in this

Agreement, Sellers and Heller shall not be liable hereunder to Buyer except to the extent that the losses, liabilities or damages incurred by Buyer shall exceed in the aggregate $250,000, in which event Sellers and Heller shall be liable only for such amounts in excess thereof, provided that the foregoing deductible shall not be applicable to any indemnification obligation owed to

Buyer by Sellers or Heller due to a breach of a representation or warranty set forth in Section 3.9 relating to tax matters or in Section 3.17 relating to tax aspects of employee benefits matters ("Tax Indemnification").

            (c)   Sellers' and Heller's indemnification obligations for

breaches of Operational Representations or covenants contained in this

Agreement shall be limited to $5,000,000, and Buyer may only collect on claims for breaches of Operational Representations or covenants contained in this

Agreement pursuant to Section 15.1(a) or Section 15.1(b) hereof from the Escrow

Funds.  Sellers' and Heller's obligation for Tax Indemnification shall be limited to $112,500 and Buyer may only collect on claims for Tax

Indemnification from the Tax Funds (as defined in the Escrow Agreement).

            (d)   With respect to Tax Indemnification, the amount recoverable by Buyer shall not be reduced as the result of the availability of net operating loss to the Companies.

            (e)   Buyer shall not be entitled to Tax Indemnification if Buyer's liability arises due to a voluntary disclosure to the IRS by Buyer or any

Company after the Closing which was not required to be disclosed by any applicable law or regulation.

            (f)   Sellers and Heller shall be severally liable for breaches of

Transactional Representations in the percentages set forth on Schedule 15.3
                                                              -------------

hereof.  Sellers' indemnification obligations for breaches of Transactional

Representations shall be limited to the amounts set forth on Schedule 15.3
                                                             -------------

hereof, less such Seller's and any such Seller's Family Transferees' (as herein defined) allocable portion of amounts released to Buyer from, or currently subject to a claim by Buyer against, the Escrow Funds (provided that if Sellers prevail on any claim by Buyer against the Escrow, each Seller's (and such

Seller's Family Transferees') allocable portion of the amount no longer subject to such claim shall again be subject to claims by Buyer for breaches of

Transactional Representations).  Heller's indemnification obligation for breaches of Transactional Representations shall be limited to $3,200,000.  As used herein, "Family Transferees" shall mean, in the case of Stuart Lindsay,

the Lindsay Family Partnership, and in the case of William Offenberg, Alex

Offenberg, Aaron Offenberg and Adam Offenberg.

      15.4  Parameters of Indemnification Liability of Buyer.
            ------------------------------------------------

            Buyer shall have no liability for indemnification hereunder with respect to any claim resulting from a breach of its representations and warranties set forth in this Agreement unless it has been notified of the claim, in the manner provided under Article 14 hereof, within the survival period specified in Section 15.5 hereof.

      15.5  Survival.
            --------

            All Operational Warranties contained in or made pursuant to this

Agreement or in any agreement, certificate, document or statement delivered pursuant hereto shall survive the Closing for a period of 12 months; provided,

however, that, notwithstanding the foregoing, the representations and warranties set forth in Section 3.9 relating to tax matters and in Section 3.17 relating to tax aspects of employee benefit matters shall survive the Closing until July 31, 1996.  All Transactional Warranties and all warranties in

Article 4 hereof shall survive for the applicable statute of limitations.

      15.6  Sole and Exclusive Remedy.
            -------------------------

            Except as set forth in this Section and Section 2.3(d), the parties acknowledge and agree that the indemnification provided under this Article 15 shall be the sole and exclusive remedy of the parties with respect to the breach of any covenant, representation or warranty contained herein.

Notwithstanding the foregoing, any party hereto shall be entitled to pursue (a)

any injunctive relief, including specific performance, for a breach or default hereunder in any court of competent jurisdiction, and (b) any remedy available for a breach of any other agreement entered into pursuant to the terms hereof.

      15.7  Indemnification Procedures.
            --------------------------

            Any party making a claim for indemnification under this Article 15

(the "Indemnitee") shall notify the indemnifying party or parties (the

"Indemnitor"), or, in the event one or more Sellers are the indemnifying party,

the Indemnitee shall notify Sellers' Representative, of the claim in writing promptly after discovering the claim or receiving written notice of a claim against (if by a third party), describing the claim, the amount thereof (if known
and quantifiable), and the basis thereof, provided that the failure to promptly give notification shall not constitute a defense to a claim except to the extent the Indemnitor can show that it was materially prejudiced by the delay in notification.  The obligations and liabilities of the Indemnitor with respect to claims resulting from the assertion of liability by any third party shall be subject to the following terms and conditions:

            (a)   In the event any action, suit or proceeding is brought

against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity provisions contained herein, the action, suit or proceeding shall be defended (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) by the Indemnitor at its expense.  The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the

Indemnitee's own expenses unless (i) the Indemnitor has failed or refused to perform its obligations under the preceding sentence or (ii) the Indemnitor's defense would result in a conflict of interest under which it would not be appropriate for counsel for the Indemnitor to represent the Indemnitee, or

(iii) unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding.  In any such case only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained herein shall be borne by the

Indemnitor.  The Indemnitee shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented.  The

Indemnitee shall make available to the Indemnitor and its attorneys and accountants all books and records of the Indemnitee relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

            (b)   The Indemnitee shall not make any settlement of any claims without the written consent of the Indemnitor.  The Indemnitor shall have the right at its own expense to settle any claim on such terms and conditions as the Indemnitor may deem acceptable, provided that the settlement does not impose any legal obligations upon the Indemnitee.

            (c)   Should Seller's Representative and/or Heller notify Buyer

that any claim in respect of which the Sellers and/or Heller are the Indemnitor is covered in whole or in part by an occurrence policy of insurance (or a claims-made policy of insurance which has been converted to an occurrence policy through the purchase of so-called tail coverage or any other similar arrangement) which was in effect on or prior to the Closing Date, Buyer shall cause the Companies to reasonably cooperate with Sellers and Heller (including,

without limitation, by the filing and pursuit of lawful claims upon insurers).

Any amounts actually received by the Companies shall either (at Sellers' and

Heller's election) be retained by the Company and applied to reduce the

Sellers' and Heller's indemnification obligations or be paid to the Sellers and

Heller.  If in respect of any claim the Buyer or the Companies shall have any right of recourse to a third party, the Sellers and Heller shall be subrogated to all such rights.

      16.   FURTHER ASSURANCES
            ------------------

            Each party shall, upon request of any of the other parties hereto,

at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances as may reasonably be necessary or appropriate to carry out the provisions and intent of this Agreement.



      17.   DISPUTE RESOLUTION
            ------------------

      17.1  Agreement to Arbitrate.
            ----------------------

            Buyer, Sellers and Heller will attempt to resolve among themselves all disagreements arising under this Agreement within thirty (30) days.  If any claim, other than a claim for which a party is seeking an equitable remedy, is not resolved within thirty (30) days, such disagreement shall be decided by arbitration.  The arbitrator shall base his decision upon the laws of the

Commonwealth of Pennsylvania.  The arbitration shall be conducted before a retired judge selected from the panel of the Judicial Arbitration and Mediation

Service ("JAMS") and shall be held at the office of JAMS located in Pittsburgh,

Pennsylvania.  This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction.  Notice of the demand for arbitration shall be filed in writing with the other parties to this

Agreement and with JAMS.  The parties shall select the identity of the arbitrator by mutual agreement, but if they cannot agree within 10 days of the service of a notice to arbitrate hereunder, JAMS shall appoint the arbitrator from its panel.  The demand for arbitration shall in no event be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable contractual, or other, statute of limitations.  The parties hereto elect to provide for pre-arbitration discovery pursuant to the provisions of the Federal Rules of Civil Procedure.  The provisions of the Federal Rules of

Civil Procedure are hereby incorporated into and made a part of this Agreement.

      17.2  Arbitration Schedule.
            --------------------

            Unless modified by the arbitrator in his discretion, the

arbitration shall proceed upon the following schedule:  (a) within 10 days from the service of the notice of the demand for arbitration, the parties shall select the arbitrator, (b) within 10 days after selection of the arbitrator,

the parties shall conduct a pre-arbitration conference at which a schedule of pre-arbitration discovery shall be set, all pre-arbitration motions scheduled and any other necessary pre-arbitration procedural matters decided; (c) all discovery shall be completed within 20 days following the pre-arbitration conference; (d) all pre-arbitration motions shall be filed and briefed so they may be heard no later than 15 days following the discovery cut-off; (e) the arbitration shall be scheduled to commence no later than 10 days after the decision of all pre-arbitration motions but in any event no later than three months following the service of the demand for arbitration; and (f) the arbitrator shall agreed to hear the claim on successive days and shall render his written decision within 15 days following the submission of the matter.

      17.3  Arbitration Award.
            -----------------

            Any monetary award of an arbitrator shall include interest at the rate of ten percent (10%) per annum, which interest shall accrue from and after the 30th day after the initial claim is made until the date the award is paid to the prevailing party. The award rendered by the arbitrator shall be final and binding upon the parties and judgment may be entered in accordance with applicable law in any court having jurisdiction thereof.  The losing party shall bear the fees of its and the prevailing party's attorneys, expenses of witnesses and all other expenses connected with the presentation of the case.  The cost of arbitration, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved, shall be borne by the losing party, unless the arbitrator otherwise directs.

      17.4  Submission to Jurisdiction.
            --------------------------

            Notwithstanding the foregoing provisions regarding arbitration and in no way limiting the requirement that disagreements be resolved solely pursuant thereto, each of the parties hereto hereby irrevocably consents and submits to the exclusive personal jurisdiction of the courts of the

Commonwealth of Pennsylvania and the United States District Court for the

Western District of Pennsylvania over any suit, action or other proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims with respect to such suit, action or other proceeding may be heard and determined in either such court.



      18.   MISCELLANEOUS
            -------------

      18.1  Governing Law.
            -------------

            This Agreement shall be governed by the laws of the Commonwealth of

Pennsylvania without regard to any jurisdiction's conflicts of laws provisions.


      18.2  Counterparts/Use of Facsimiles.
            ------------------------------

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.  The
reproduction of signatures by means of a telecopying device shall be treated as though such reproductions are executed originals and each party hereto covenants and agrees to provide the other parties with a copy of this Agreement bearing original signatures within 5 days following transmittal by facsimile.

      18.3  Entire Agreement.
            ----------------

            This Agreement constitutes the entire agreement of the parties hereto respecting its subject matter and supersedes all negotiations,

preliminary agreements and prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matter hereof.  This Agreement may be amended, modified, or supplemented only by a writing signed by all parties by their duly authorized representatives.  Any party may waive the benefit of a term or condition of this Agreement and such waiver will not be deemed to constitute the waiver of another breach of the same, or any other, term or condition.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provision of this Agreement.

      18.4  No Presumption Against Draftsman.
            --------------------------------

            There shall be no presumption against any party on the ground that such party or its counsel was responsible for preparing this Agreement or any part hereof.

      18.5  Successors and Assigns.
            ----------------------

            This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto, but shall not be assigned by any party hereto without the prior written consent of the other parties.

      18.6  Knowledge.
            ---------

            The term "knowledge" as used in this Agreement shall mean with respect to a Seller, the actual knowledge upon reasonable inquiry to appropriate persons in the Company of such Seller or, with respect to the

Companies, the actual knowledge upon reasonable inquiry to appropriate persons in the Company of any Seller or Paul D. Limesand, Vance Nau or, with respect to manufacturing matters, L. Evans.

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its dully authorized officer as of the date first above written.



                                    ROPER INDUSTRIES, INC.


                                    By:
                                          --------------------------------
                                          Name:
                                               ---------------------------
                                          Title:
                                                --------------------------


                                    MORGENTHALER VENTURE PARTNERS III


                                    By:   Morgenthaler Management Partners, III
                                          it General Partner



                                    By:
                                          --------------------------------
                                          John D. Lutsi, General Partner



                                    --------------------------------------
                                    G. Rex Swann



                                    --------------------------------------
                                    Peter R. Swann



                                    --------------------------------------
                                    Ondrej Krivanek



                                    --------------------------------------
                                    William E. Offenberg



                                    --------------------------------------
                                    Stuart M. Lindsey

                                    --------------------------------------
                                    Tianwei Jing



                                    HELLER FINANCIAL, INC.


                                    By:
                                          --------------------------------
                                          Name:
                                               ---------------------------
                                          Title:
                                                --------------------------

      The execution and delivery of this Agreement by the signatories hereto, and the performance by such signatories of their obligations hereunder, is hereby consented to on this __ day of _______________, 1996.




                                    --------------------------------------

                                    Print Name:
                                               ---------------------------